CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds III of our report dated July 20, 2022, relating to the financial statements and financial highlights, which appears in AMG GW&K International Small Cap Fund’s (one of the funds constituting AMG Funds III) Annual Report on Form N-CSR for the year ended May 31, 2022. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 28, 2022